VIA ELECTRONIC MAIL

Re:	Agreement to Amend Conversion Price and Convert – LOC Obligation;
Agreement to Amend Line of Credit Warrants

Dear Investor:

Reference is made to that certain October 26, 2016 Promissory Note, as amended pursuant to Amendment 1 on May 2, 2017, Amendment 2 on August 18, 2017, and Amendment 3 on January 30, 2018, in the Principal Amount of $4,000,000 (the “Promissory Note”) issued by the Company to you and Common Stock Purchase Warrants issued in connection therewith (the “Line of Credit Warrants” and, together with the Promissory Note, the “Line of Credit Documents”).

You are being sent this letter as you are currently the holder of: (i) the Promissory Note pursuant to which you are owed principal along with accrued interest and cash/stock fee (the “LOC Obligation”); and (ii) Line of Credit Warrants.

What We Need From You

By executing and delivering this letter, you hereby agree:

I	Upon execution of this Letter Agreement, to automatically convert (the “Conversion”) the LOC Obligation ($4,750,000) into shares of Series AA Preferred at a conversion price equal to $2.50 per common share. The Series AA Preferred Certificate of Designation is attached hereto as Exhibit A.

II	Your LOC Warrants will be amended via an amendment in the form attached hereto as Exhibit B (the “Amended Warrant”) to reflect an adjustment in exercise price from $12.00 to $3.50 per share.

III	You will receive a new warrant to purchase such number of shares of Common Stock as equal 100% of the number of shares of Common Stock issuable upon conversion of the Series AA Preferred shares you receive as a result of the Conversion of your LOC Obligation, with a $3.50 exercise price, in the form attached hereto as Exhibit C.

Upon the triggering of Conversion, the Company shall, within ten (10) business days, send you: (i) written notice specifying the number of shares of Series AA Preferred Stock to be issued to you, and the number of Warrants to be issued to you; (ii) a stock certificate for the Series AA Preferred Stock shares; (iii) the Amended Warrant; and (iv) the Warrants.

By your agreement and acknowledgment below, this Letter Agreement shall serve as written confirmation that:

1.	You agree to the terms of the Conversion, the Amended Warrants, and the Warrants.

2.	Upon the date of the Conversion, the Amended Warrants shall be deemed issued as described herein irrespective of your physical receipt of same.

3.	Upon the date of the Conversion, the Warrants shall be deemed issued as described herein irrespective of your physical receipt of same.

4.	You acknowledge and agree that upon the execution of this Letter Agreement, the October 26, 2016 Promissory Note (including Amendments 1, 2, and 3) and the LOC Obligation shall be cancelled and no longer in full force or effect.

As further consideration for this agreement, without your prior written consent, the Company shall not grant or permit to exist any security interest, lien, charge or other encumbrance on its assets or the assets of any subsidiary, other than the granting of a security interest on accounts receivable granted in connection with an account receivable financing transaction. The foregoing restriction shall expire and be of no further force or effect at such time at the Company’s common stock is traded on a National Securities Exchange.

By signing below, this Letter Agreement shall serve as written confirmation that you have reviewed this Letter Agreement (and consulted with your legal and tax advisors to the extent you deemed necessary) and agree to the terms and conditions of the Conversion, the Amended Warrants, and the Warrants as described herein. By signing below, you understand that you will be releasing and discharging the Company and its affiliates from any and all obligations and duties that such persons may have to you with respect to the LOC Obligation.

This Letter Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Letter Agreement. In addition, you hereby represent that you meet the requirements of at least one of the suitability standards for an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended and that you have had the opportunity to obtain any additional information, to the extent the Company has such information in its possession or could acquire it without unreasonable effort or expense, necessary in connection with the matters set forth in this Letter Agreement including, without limitation, information concerning the financial condition, results of operations, capitalization and business of the Company deemed relevant by you or your advisors, if any, and all such requested information, to the extent the Company had such information in its possession or could acquire it without unreasonable effort or expense, has been provided to your full satisfaction. This Letter Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to the choice of law principles. This Letter Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. In case any provision of this Letter Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Letter Agreement, and the validity legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

This letter evidences waiver by the undersigned with respect to any and all defaults or events of default by the Company with respect to any failure by the Company to comply with any covenants contained in the Line of Credit Documents.

The parties hereby consent and agree that if this Letter Agreement shall at any time be deemed by the parties for any reason insufficient, in whole or in part, to carry out the true intent and spirit hereof or thereof, the parties will execute or cause to be executed such other and further assurances and documents as in the reasonable opinion of the parties may be reasonably required in order more effectively to accomplish the purposes of this Letter Agreement.

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Please indicate confirmation of the terms provided herein by executing and returning this letter in the space provided below.

Very truly yours,

PRESSURE BIOSCIENCES, INC.

By:
Name:	Richard T. Schumacher
Title:	Chief Executive Officer

Date: ____________, 2018

ACCEPTED AND AGREED:

Date: ____________, 2018